UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2009

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-09764	11-2534306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street, Suite 1500

Stamford, CT 06901

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 328-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the 2009 Annual Meeting of the stockholders of Harman International Industries, Incorporated (“Harman”) held on December 8, 2009, three directors, Dinesh C. Paliwal, Edward H. Meyer and Gary G. Steel, were elected to serve three-year terms expiring at the 2012 Annual Meeting of Stockholders. Following the annual meeting, the Board of Directors of Harman expanded its size from nine to ten members and appointed Dr. Jiren Liu to fill the newly created seat. Dr. Liu is currently the Chairman and Chief Executive Officer of Neusoft Corporation, a Shanghai Exchange listed technology solutions provider that he founded in China in 1991 (“Neusoft”). Dr. Liu will serve in the class of directors whose term will expire at Harman’s 2012 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. Dr. Liu has not been named to any committee of the Board at this time.

Dr. Liu is entitled to receive Harman’s standard non-employee director compensation. Harman reimburses non-employee directors for reasonable expenses in connection with attendance at Board and committee meetings. Non-employee directors receive an annual retainer of $70,000, payable quarterly in arrears, and meeting attendance fees of $1,500 per meeting. In addition, each non-employee director automatically receives an initial restricted share unit award having a grant date value equal to $200,000 upon first becoming a member of the Board.

There are no arrangements or understandings between Dr. Liu and any other person pursuant to which Dr. Liu was elected as a director. However, Harman has entered into a three-year agreement with Neusoft for engineering services. It is anticipated that total charges for services payable to Neusoft under this agreement in the initial year will range from $2,000,000 to $4,000,000.

Dr. Liu meets the independence criteria set forth in Harman’s corporate governance guidelines and applicable rules of the New York Stock Exchange.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ TODD A. SUKO
Todd A. Suko
Vice President, General Counsel and Secretary

Date: December 10, 2009